Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated November 13, 2013, with respect to the consolidated financial statements of Energy Transfer Partners GP, L.P. included in this Registration Statement of Energy Transfer Equity, L.P. We consent to the use of the aforementioned report in the Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Dallas, Texas

November 13, 2013